EXHIBIT 99.1

MERCURY REAL ESTATE ADVISORS LLC

Three River Road

Greenwich, Connecticut 06807

May 22, 2007

Texas Pacific Land Trust

Attn: Roy Thomas, General Agent

1700 Pacific Avenue

Suite 1670

Dallas, TX 75201

Dear Mr. Thomas:

As you are aware, Mercury Real Estate Advisors LLC (the “Mercury”) , together with its managed investment funds, is the largest shareholder in Texas Pacific Land Trust (“TPL” or the “Company”), with approximately an 8.1% reported ownership position. We have been a long term and constructive holder of the Company’s shares, as well as a strong supporter of the Company. We are communicating with you today to urge two specific actions by the Trustees: first, accelerate the lagging stock buyback program, and second, split the Sub-shares on a further 10 for 1 basis in order to create greater liquidity and round lot affordability for the Sub-shares.

We are increasingly frustrated by the slowing pace of share buybacks, in contravention of the spirit of the Company’s Declaration of Trust. We were very disappointed to see that the Company bought back only 3,800 shares in the first quarter of 2007, the smallest buyback in years. This compares very unfavorably with the approximately 9,000 shares bought back on average for each quarter in 2005 and 2006. While we recognize that there are occasionally securities law constraints on the timing of buybacks, this is no excuse for such a negligible repurchase for the full 90 day period. This trickle of activity is especially troubling in light of the $8 million of cash on the balance sheet, quarterly profits averaging approximately $2 million, notes receivable of over $20 million (with over $1.2 million payable in 2007 alone) and rarely any use for cash in the Company’s day-to-day business. To put it into perspective, if you spent only $6 million of the cash laying unproductive on the balance sheet, you could buyback nearly 28,000 Sub-shares! We would like to be the owner of the last share of TPL stock and own the million acres of the Company’s income producing Texas land unencumbered by any debt. With a consistent buyback level of 3-4% of shares outstanding each year, that goal is achievable.

With the Sub-shares of TPL now trading in excess of $200 per Sub-share (its average is over $226 per Sub-share for the last six months) and reaching a closing high of $249.00 this year, we also think you should split the Sub-shares on a 10 for 1 basis to bring the price per Sub-share to a more affordable $22.00-$25.00 per Sub-share range. With that change, each Sub-share would then be exchangeable into a Certificate of Proprietary Interest on a 6,000 to 1 basis in comparison with the current 600 to 1 exchange ratio. Many investors buy only round lots of 100 shares for commission purposes, and that level, with respect to Sub-shares of TPL, is prohibitive for many individual and institutional investors. Another beneficial result of this share split would be increased liquidity in the shares, which would benefit all investors, including the Company in its buyback program. If you need shareholder authorization to expand the number of Sub-shares outstanding, we urge you to convene a special meeting to effect that change as soon as possible.

We are tremendous believers in the Company’s valuable assets and business plan, but we also believe a more aggressive implementation of the buyback program and a Sub-share split are more consistent with spirit and goals of the guiding Declaration of Trust.

We would be pleased to discuss these demands in greater detail.

Very truly yours,

MERCURY REAL ESTATE ADVISORS LLC

David R. Jarvis	Malcolm F. MacLean IV
Chief Executive Officer	President